Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-196973, 333-232925, 333-240195, and 333-266696 of Trinseo PLC on Form S-8 of our report dated February 10, 2023, relating to the financial statements of Americas Styrenics LLC appearing in this Annual Report on Form 10-K of Trinseo PLC for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 27, 2023